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Exhibit 3.22

English Translation

Huntsman Advanced Materials (Belgium) BVBA
Everslaan 45
3078 Everberg (Belgium)

—ARTICLES OF ASSOCIATION1—

ARTICLES OF ASSOCIATION

Chapter I. Legal form—Name—Registered office—Purpose—Duration

Article 1—Legal form—name

        The company is incorporated as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid/société privée à responsabilité limitée). It bears the name Huntsman Advanced Materials (Belgium), abbreviated to HAM (Belgium).

Article 2—Registered office

        The registered office of the company is located at 3078 Everberg, Everslaan 45. The registered office may be, by decision of the management body, relocated anywhere in Belgium, subject to complying with the language legislation. The company may establish, by decision of the management body, places of business, administrative offices, branches, agencies and warehouses, both in Belgium and abroad.

Article 3—Purpose

        The company's purpose is in Belgium and abroad, in its own name and for its own account:

  •
  the production, sale, import, export and generally all trading of chemical products and each other commercial activity in relation thereto;

  •
  the holding of participations in, the investing in, the financing in any way whatsoever of, the possession of any direct or indirect interest in, the co-operation with, or the administration, the management or the direction in any way whatsoever of other businesses or companies of any nature whatsoever, existing or yet to be incorporated.

        The company can assume liability for obligations or debts of group companies and third parties.

        The company can guarantee or provide any other security to secure its own obligations or the obligations of group companies or third parties, by amongst others granting a pledge or mortgage on its assets, including on its own business (handelszaak/fonds de commerce).

        The company may in general carry out all commercial, industrial, financial, movable and immovable transactions which directly or indirectly relate to its corporate purpose or which could partially or wholly facilitate the achievement thereof.

Article 4—Duration

        The company is incorporated for an unlimited duration.

Based on the articles of association included in the deed of incorporation dated 25 June 2003, as amended by the deed of capital decrease dated 31 June 2003.

Chapter II. Capital—Shares

Article 5—Share Capital

        The share capital amounts to EUR 38,618,600.

        It is represented by 386,186 registered shares, with no par value, each representing an equal part of the capital.

        The number of partners of the company may never be more than fifty (50), whereby the following persons are not included:

  1.
  the employees or managers of the company;

  2.
  former employees or managers of the company who have become partner during their employment or mandate and who have remained partner without interruption after their employment or mandate ended.

Article 6—Profit-sharing Certificates, Warrants, Convertible Bonds and Offerings with a public character

        The company can not issue profit-sharing certificates that do not represent the capital, warrants or convertible bonds.

        The company is prohibited to proceed in any way whatsoever to any offerings with a public character pertaining to the subscription to its shares, bonds or any other debt instruments, as well as to invite to provide deposits or to accept of deposits from any persons other than its partners, managers and their relatives.

Article 7—Nature of the shares

        All shares are in registered form and carry voting rights.

        The shares are indivisible with regard to the company. Joint owners must be represented vis-à-vis the company by one single person; as long as it is not the case, the rights attached to these shares will be suspended.

        If no agreement can be reached between the joint owners, the competent judge may, upon request of the most diligent party, appoint an interim administrator to exercise the rights concerned in the interest of the joint owners.

        If the shares belong to bare owners and usufructuaries, all rights, including the voting rights, shall be exercised by the usufructuary(ies).

Article 8—Preferential Subscription Right in the Event of Capital Increase

        Without prejudice to the provisions of Chapter VI of these articles of association, which apply when the company has only one partner, the following rules apply:

        In the event of a capital increase by contributions in cash, the partners have the preferential right to subscribe, in proportion to the part of the capital represented by their shares, in accordance with Article 309 of the Companies Code. The term during which this preferential subscription right may be exercised, will be determined by the general meeting but may not be less than fifteen days from the day of the offer for subscription.

        The date of the offer for subscription and the term within which the preferential subscription right can be exercised will be announced in a notice to be sent to the partners by registered letter.

        Shares that are not subscribed to as provided in the preceding paragraphs, may only be subscribed to by the persons mentioned in Article 249, second section of the Belgian Companies Code, unless with the consent of at least half of the partners holding at least three-quarters of the capital or by the persons listed in article 9, paragraph 1, section 3, sub 1 and 2 of these articles of association.

Article 9—Transfer or Transmission of shares

        §1.   Without prejudice to the provisions of Chapter VI of these articles of association, which apply in the event that the company has only one partner, the following rules apply:

        Under penalty of being declared void, no transfer or transmission of shares may occur inter vivos or by cause of death, except with the consent of at least half of the partners holding at least three-quarters of the capital, after deducting the shares proposed to be transferred.

        This consent is however not required when the shares are transferred or transmitted to:

  1)
  one or more partners;

  2)
  an affiliated company of a partner, provided that this affiliated company undertakes to retransfer the shares to the aforementioned partner when it ceases to be an affiliated company of this partner;

  3)
  any person designated pursuant to the enforcement of a pledge on these shares within the framework and in accordance with the procedure set out in the law of 5 May 1872 on the restatement of the Commercial Code with respect to the pledge and the commission (Belgian Official Gazette, 7 May 1872).

        Each transfer of shares of the company must always relate to all shares held by the transferring partner and not to a part thereof, unless each of the other partners agrees otherwise in writing or unless in case provided for sub 3 above.

        §2.   If according to paragraph 1 of this article the transfer inter vivos or the transmission arising by death is subject to the consent of the partners, the manager or the board of managers of the company shall, at the request of the partner who wishes to transfer its shares, or in case of transmission arising by death, at the request of the heir(s) or the successor(s), convene the partners in general meeting to deliberate on the proposed transfer. A proposal for transfer inter vivos shall contain the conditions and price of the transfer.

        If the approval is refused, the opposing partners must themselves purchase the shares for which transfer or transmission was refused within a period of three months, pro rata with the number of shares they already hold, unless they agree to a different apportionment. The purchase price of the shares will be determined on the basis of the company's own funds as determined in the last annual accounts approved by the partners, unless the parties agree otherwise. In the absence of an agreement between the parties on the purchase price, it will be determined by the competent court upon the request of the most diligent party.

        The shares not purchased in accordance with the preceding paragraph by the partners concerned within three months from the refusal to approve, will be validly transferred by the transferring partner to the proposed transferee at the price and under the conditions included in the proposal for transfer, or can be validly transmitted to the heirs or successors of the deceased partner.

Article 10—Share register

        A register of shares is held at the registered office. In the register of shares is recorded: 1) the precise personal data of each partner as well as the number of shares held by him; 2) the payments made; 3) the transfers and the transmissions of shares and the dates thereof, dated and signed by the transferor and the transferee in the case of a transfer inter vivos, or by the manager and the successors in the case of a transmission arising by death.

        The ownership of shares is proved by the inscription in the share register. Certificates of this inscription will be issued to the holders of shares who so request.

        The transfers and transmissions of shares occur vis-à-vis the company and third parties first from the date of the inscription in the share register.

Chapter III. Bodies of the Company

Section 1. General meeting

        Without prejudice to the provisions of Chapter VI of these articles of association, which apply in case the company has only one partner, the following rules apply to the general meeting.

Article 11—Annual general meeting—Extraordinary general meeting

        The annual general meeting will be held annually on the third Thursday of June at 3 p.m.

        If this day falls on a public holiday, the annual meeting will take place on the next business day.

        In case the procedure of written resolution as set forth in Article 23 of these articles of association has been selected, the company must receive the circular letter mentioning the agenda and the proposed resolutions, duly executed and approved by all partners, at the latest on the date to hold the annual general meeting as provided by these articles of association.

        An extraordinary or a special general meeting may be convened whenever the interest of the company so requires.

        These meetings of partners may be convened by the management body or the auditors (commissarissen) and must be convened if requested by the partners representing one/fifth of the share capital.

        The meetings of partners are held at the registered office of the company or in any other place communicated in the convocation letter.

Article 12—Convocations

        The partners, the holders of certificates issued with the co-operation of the company, the bondholders, the managers and auditor, if there is one, are invited by registered letter sent at least fifteen days prior to the meeting. The letter must contain the agenda.

        The partners, the holders of certificates issued with the co-operation of the company, the bondholders, the managers and auditor, if there is one, attending a general meeting or being represented at such meeting, are considered to have been validly convoked. The aforementioned persons can also waive their right to invoke the irregularity of or the absence of the convocation letter, before or after the general meeting they did not attend.

Article 13—Making Available of documents

        Together with the convocation letter for the general meeting, a copy of the documents that must be made available pursuant to the Belgian Companies Code, will be sent to the partners, the auditors and the managers.

        A copy of these documents is also made available promptly and without cost to the other convoked persons, upon their request.

        In case the procedure of written resolution as set forth in Article 23 of these articles of association has been selected, the management body will, together with the circular letter mentioned in aforesaid article, provide a copy of the documents that must be made available pursuant to the Belgian Companies Code, to the partners and the potential auditors.

Article 14—Representation

        Each partner may be represented at the general shareholders' meeting by a proxy holder (who need not be a partner). The proxies must bear a signature (which may be the digital signature referred to in Article 1322, paragraph 2 of the Belgian Civil Code).

        The proxies must be notified in writing, by letter, fax, e-mail or any other means mentioned in Article 2281 of the Belgian Civil Code and must be deposited at the bureau of the meeting. In addition, the manager may require that they are deposited at least three (3) business days before the date of the general meeting at the place indicated by him. Saturdays, Sundays and public holidays are not considered as business days for the purposes of this article.

Article 15—Attendance sheet

        Before participating at the meeting, the partners or their proxy holders are obliged to sign the attendance sheet, with indication of their surname, first name(s) and place of residence or the corporate name and the registered office of the partners and the number of shares that they represent.

Article 16—Composition of the bureau—Minutes

        The general meetings of partners are to be chaired by the manager or the chairman of the board of managers, or in the absence of the latter, by its replacement or by a member of the meeting appointed by the latter. If the number of persons present so permits, the chairman of the meeting will appoint a secretary, and the meeting appoints two counters, upon proposal of the chairman. The minutes of the general meetings are signed by the members of the bureau and the partners who so request. These minutes are kept in a special register.

Article 17—Managers' and auditor's obligation to answer

        The managers shall answer any questions raised by the partners with respect to their report or the items on the agenda, to the extent that the disclosure of such data or facts is not likely to cause serious damage to the company, the partners or the personnel of the company.

        The auditors shall answer any questions raised by partners with respect to their report.

Article 18—Postponement of the annual meeting

        The management body is entitled, during the meeting session, to postpone the resolution of the annual general meeting as set forth in Article 11 of these articles of association with respect to the approval of the annual accounts, with three weeks. This postponement does not prejudice the other resolutions taken, unless the general meeting decides otherwise in this respect.

        The management body must reconvene the general meeting with the same agenda within three weeks.

        The formalities completed to attend the first meeting, remain valid for the second meeting. New filings will be allowed within the time frames and on the conditions provided in the articles of association.

        The postponement can only occur once. The second general meeting definitively resolves on the postponed items on the agenda.

Article 19—Deliberation—Attendance quorum

        No meeting can deliberate on items that are not included on the agenda, unless all shares are present at the meeting and unanimously agree otherwise. The general shareholders' meeting can validly deliberate, irrespective of the number of shares present or represented, except in cases where the law requires a specific attendance quorum.

Article 20—Voting rights

        Each share of the company carries the right to one vote.

        Voting in writing is permitted. In this case, the letter whereby the vote is cast mentions every item of the agenda and the hand-written words "accepted" or "rejected", followed by the signature; it shall be sent to the company by registered mail and must arrive at the registered office on, at the latest, the day before the meeting.

Article 21—Majority

        Except in the cases provided by law, the decisions are taken by the majority of votes taking part in the voting, irrespective of the number of shares present or represented at the meeting. Abstentions will not be taken into account in counting the votes cast.

Article 22—Extraordinary general meeting

        In the event that the general meeting must decide on:

  •
  a merger or scission of the company;

  •
  an increase or decrease of the share capital;

  •
  the issue of shares below the fractional value;

  •
  the cancellation or limitation of the preferential right to subscribe;

  •
  the dissolution of the company;

  •
  any modification to the articles of association,

        the subject matter of the resolution to be taken must be specifically mentioned in the convocations for the meeting and at least half of the shares representing the entire capital of the company, must be represented at the meeting. If the latter condition is not satisfied, a new meeting must be convened, which shall validly decide irrespective of the number of present or represented shares.

        Resolutions on the above mentioned matters are only taken with a majority of three-quarters of the votes cast. An abstention is considered as a negative vote. This all without prejudice to the other majority requirements provided in the Belgian Companies Code with respect to the change of the corporate purpose, the acquisition, pledge or sale of its own shares by the company, the conversion of the company into a company with another legal form and the dissolution of the company in case of loss of three-quarters of the share capital.

Article 23—Written Resolutions

        Except for the decisions that must be passed by authentic deed, the partners may unanimously and in writing adopt all decisions falling within the powers of the general meeting. To this end, the management body will send a circular by letter, fax, e-mail or any other data carrier, setting out the agenda and the proposed resolutions to all partners and the potential auditors, which shall include the question to the partners to approve the proposed resolutions and to return the duly signed resolutions to the registered office, or any other place indicated in the circular, within the period prescribed in the circular. If the approval of all partners relating to all items on the agenda and the written procedure is not received within this period, the resolutions are deemed not to have been adopted.

        The bondholders as well as the holders of certificates issued with the co-operation of the company, are entitled to examine the adopted resolutions at the registered office of the company.

Article 24—Copies and excerpts of minutes

        The copies and/or excerpts of the minutes of the general meetings addressed to third parties are signed by one or more managers.

Section 2. Management

        Without prejudice to the provisions of Chapter VI of these articles of association, which apply in the event that the company has only one partner, the following rules apply.

Article 25—Management body

        The company is managed by two or more managers, natural persons or legal entities, who need not be partners.

        In case a legal entity is appointed as manager of the company, it is obliged to appoint among its partners, managers, directors or employees a permanent representative, being a natural person, who will be entrusted with the performance of the duties of manager on behalf of and for the account of the legal entity.

        The appointment and termination of the mandate of the permanent representative are subject to the same publication rules as if he would exercise such mandate on his own behalf and for its own account.

        The managers are appointed by the partners for the duration as determined by the partners.

Article 26—Management powers

        Each manager can perform all acts necessary or useful to achieve the corporate purpose, except for those acts expressly reserved by the Belgian Companies Code to the general meeting.

        In case there are two managers, they will collectively conduct the management.

        In case there are three or more managers, these managers shall form a board, which shall appoint a president and which shall operate as a board meeting.

        The managers can delegate the performance of a part of their powers to a third person by way of a special proxy. In case there are several managers, such proxy must be granted collectively. The managers shall arrange the performance of their powers amongst each other.

Article 27—Representation

        The company is validly represented towards third parties and in court as a plaintiff or defendant, by two managers, acting collectively. The company is also validly represented by a representative, appointed by a special proxy granted by two managers acting collectively.

Section 3. Control

Article 28—Control

        The control of the financial situation, the annual accounts and the regularity of the transactions to be reported on in the annual accounts, is conferred to one or more auditors. The auditors are appointed by the general meeting of partners, among the members, natural persons or legal entities, of the Institute of Certified Accountants (Instituut voor Bedrijfsrevisoren). The auditors will be appointed for a renewable term of three years. Under penalty for damages, they may only be dismissed during their mandate for valid reasons (wettige reden) by the general meeting.

        However, as long as the company can benefit from the exception provided in Article 141, 2° of the Belgian Companies Code, every partner has, according to Article 166 of the Belgian Companies Code, the individual rights of investigation and control of an auditor.

        Nonetheless, the general meeting is always entitled to appoint an auditor irrespective of the legal criteria. In case no auditor was appointed, each partner can be represented by or assisted by an accountant. The remuneration of the accountant will be borne by the company provided that he was appointed with company's consent or if a court has decided that the company must bear the costs. In these events, the remarks of the accountant are communicated to the company.

Chapter IV. Accounting Year—Annual Accounts—Profit distribution

Article 29—Accounting Year—Annual accounts—annual report

        The accounting year starts on the first of January and ends on the thirty-first of December of each year.

        At the end of each accounting year, the management body draws up an inventory as well as the annual accounts consisting of the balance sheet, the profit and loss statement and the explanatory notes. These documents are prepared in accordance with the law and filed with the National Bank of Belgium.

        In view of their filing, the annual accounts are validly signed by one manager.

        Moreover, the management body will annually draw up a report in accordance with Articles 95 and 96 of the Belgian Companies Code. However, the management body is not required to draft an annual report as long as the company meets the conditions set by Article 94, section 1, 1° of the Belgian Companies Code.

Article 30—Distribution of profits

        From the net profits of the company, at least five percent (5%) shall be set aside each year for the creation of the legal reserve. Such deduction will no longer be required as soon as the legal reserve amounts to one-tenth of the share capital.

        Based on a proposal of the management body, the general meeting shall decide on the allocation of the balance of the net profits.

Chapter V.—Dissolution and Liquidation

Article 31—Dissolution

        The company may at any time be dissolved by resolution of the general meeting, which deliberates in the manner required for the modification of the articles of association.

        The union (vereniging) of all shares with one person does not entail the dissolution of the company. The single partner remains solely liable for the obligations of the company up to its contribution.

        If the single partner in the one-headed company is a legal entity and if, within one year, no new partner joins the company or the company is not dissolved, the single partner will be considered a joint and several guarantor of all obligations of the company arising after the union of all shares with him until a new partner joins the company or the company's dissolution is published.

        If, as a result of losses, the net assets have decreased to less than half of its share capital, the general meeting must convene within a period of, at most, two months after the loss has been determined, or should have been determined pursuant to the provisions of law or the articles of association, in order to, in such cases, deliberate and decide in accordance with the rules determined for a modification of the articles of association, about the dissolution of the company and possibly about the other measures communicated in the agenda.

        The management body justifies its proposals in a special report that is made available to the partners at the registered office of the company fifteen days prior to the general meeting.

        If the management body proposes to continue the activities, it shall explain in the report the measures it considers to take for the recovery of the company. That report is mentioned in the agenda. A copy thereof is sent, together with the convocation letter, in accordance with article 269 of the Belgian Companies Code.

        The same way will be proceeded when the net assets as a result of losses have decreased to less than one fourth of the share capital, on the understanding that the dissolution will take place when it is approved by one fourth of the votes cast at the meeting.

        When the net assets have decreased to less than the amount referred to in article 333 of the Belgian Companies Code, any interested party may ask the court to dissolve the company.

Article 32—Dissolution and liquidation

        In case of dissolution with liquidation, one or more liquidators shall be appointed by the general meeting. If no decision has been taken in this respect, the managers in office are legally considered to be the liquidators, not only for the purpose of receiving notices and notifications, but also for actually liquidating the company, and not only vis-à-vis third parties but also vis-à-vis the partners.

        They have all powers set forth in Articles 186 and 187 of the Belgian Companies Code, without further authorisation by the general meeting. The general meeting can however at any time limit these powers by simple majority.

        All assets of the company are liquidated unless the general meeting decides otherwise.

        If not all shares were fully paid-up in the same manner, the liquidators will restore the balance, either by requesting additional payments or by effecting preliminary distributions.

Chapter VI. Provisions applicable where the company has only one partner

Article 33—General Provision

        If the company only has one partner, all provisions of these articles of association apply to the extent that they do not conflict with the rules set forth hereafter.

Article 34—Transfer of Shares inter vivos

        The sole partner alone decides about the transfer of all or part of his shares.

Article 35—Death of the Sole Partner without beneficiaries

        In case the sole partner dies and his shares are not transmitted to any beneficiary, the company is dissolved by operation of law and Article 344 of the Belgian Companies Code will be applied.

Article 36—Death of the Sole Partner with beneficiaries

        The death of the sole partner does not result in the dissolution of the company.

        In case of death of the sole partner, the rights attached to the shares are exercised by the heirs or legatees having been duly vested with possession, pro rata with their rights in the inheritance, and this until the apportionment of said shares or until the delivery of the legacies relating to these shares.

        Contrary to the preceding paragraph, the person inheriting the usufruct of the sole shareholders' shares exercises the rights attached to such shares.

Article 37—Capital Increase—Preferential Right

        If the sole partner decides to increase the capital by way of contribution in cash, Article 8 of these articles of association does not apply.

Article 38—Manager—Appointment

        If no manager is appointed, the sole shareholder has all rights and obligations of a manager ipso jure. The sole partner as well as a third party can be appointed as manager.

Article 39—Dismissal

        If a third party is appointed as manager, even in the articles of association and for an indefinite term, the sole partner can dismiss him at any time unless he is appointed for a definite term or for an indefinite term subject to notice.

Article 40—Control

        As long as the company has no auditor and a third party is manager, the sole manager exercises all powers of the auditor as set forth in Article 28 of the articles of association.

        As long as the sole partner is also the manager and no auditor has been appointed, no control exists in the company.

Article 41—General meeting

        The sole partner exercises all powers vested in the general meeting. He cannot delegate these powers save for particular purposes. The decisions of the sole partner will be recorded in minutes, which are signed by him and will later on be incorporated in a register that shall be kept at the company's registered office.

        If the sole partner is also manager, the convocation formalities for the general meeting must be complied with in accordance with Article 268 of the Belgian Companies Code but these formalities must not be complied with regarding the partner himself.

Chapter VII. General Provisions

Article 42—Election of Domicile

        Each managers, auditor or liquidator residing abroad must elect domicile in Belgium, failing this he is deemed to have elected domicile at the registered office.

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Huntsman Advanced Materials (Belgium) BVBA Everslaan 45 3078 Everberg (Belgium)
—ARTICLES OF ASSOCIATION1—
ARTICLES OF ASSOCIATION